ASSIGNMENT AND SALE AGREEMENT

This Agreement is made this 4th day of November, 2003 by and between Drexel University, a Pennsylvania nonprofit corporation, with offices located at 3201 Arch Street, Suite 100, Philadelphia, Pennsylvania 19104, and its predecessors, successors, related parties and affiliated entities (collectively “Drexel”), and Noninvasive Medical Technologies, LLC, a Michigan Limited Liability Company, with its principal offices at 3201 University Drive, Suite 360, Auburn Hills, MI 48326 and its predecessors, successors, related parties and affiliated entities (collectively “NMT”).

BACKGROUND

A.  Drexel owns certain intellectual property developed by Drs. Xiang Wang and Hun H. Sun, relating to a cardiac monitoring system, as described more fully in the patents listed in Exhibit A to this Agreement, the intellectual property including not only said patents, but also drawings, plans, computer source code, and other unpatented confidential information, data, and/or know-how (collectively the “Intellectual Property”);

B.  NMT desires to purchase the Intellectual Property from Drexel; and

C.  Drexel desires to sell the Intellectual Property to NMT.

NOW THEREFORE, in consideration of the promises and covenants contained in this Agreement, the sufficiency of which is acknowledged by the parties, the parties agree as follows:

ARTICLE 1 - Definition

“Affiliate” means any legal entity directly or indirectly controlling, controlled by or under common control with NMT that has executed (a) this Agreement or (b) a written joinder agreement in a form satisfactory to Drexel, agreeing to be bound by all of the terms and conditions of this Agreement as if such Affiliate were an original party to this Agreement.

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For purposes of this Agreement, “control” means the direct or indirect ownership or more than fifty percent (50%) of the outstanding voting securities of a legal entity, or the right to receive more than fifty percent (50%) of the profits or earnings of a legal entity, or the right to control the policy decisions of a legal entity.

“Covered Product(s)” means products that are made, made for, used or sold by NMT or any of its sublicensees and that: (a) in the absence of this Agreement would infringe at least one claim of Patent Rights; (b) use a process or machine covered by a claim of Patent Rights; or (c) use, at least in part, any Technical Information.

“Patent Rights” means all patent rights represented by or issuing from the United States or foreign patents listed in Appendix A of this Agreement or the patents issuing from the United States or foreign patent applications listed in Appendix A thereof, and their foreign counterparts and extensions, including continuation, divisional and re-issue applications and continuation-in-part applications.

“Net Sales” means the consideration attributable to the Sale of any Covered Product(s), less qualifying costs directly attributable to such Sale and actually identified on the invoice and borne by NMT or its sublicensees. Such qualifying costs shall be limited to the following:

(i)	Discounts, in amounts customary in the trade, for quantity purchases, for prompt payments and for wholesalers and distributors;
(ii)	Credits or refunds, not exceeding the original invoice amount, for claims or returns;
(iii)	Prepaid outbound transportation expenses and transportation insurance premiums; and
(iv)	Sales and use taxes and other fees imposed by a governmental agency.

“Sale” means any bona fide transaction for which consideration is received for the sale, use, lease, transfer or other disposition of Covered Product(s). A Sale of Covered Product(s) shall be deemed completed at the time NMT or its sublicensee receives payment for such Covered Product(s).

“Technical Information” means all the information contained in the patents and the patent applications listed in Appendix A of this Agreement and any other technical information disclosed or referenced in Appendix A.

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ARTICLE 2 -

Assignment, Sale and Transfer of Intellectual Property

For and in consideration of the payments of the fees and royalties provided in Article 3 of this Agreement, Drexel hereby sells, assigns and transfers to NMT, its entire right, title and interest, in the Intellectual Property, for the United States of America, its territories and possessions, and for all foreign countries. This sale includes all patents identified in Exhibit A, and all divisions, continuations, continuations-in-part, reissues, reexaminations, and/or extensions pertaining to any of such patents. This sale also includes all unpatented know how and confidential information, developed by Drs. Wang and/or Sun for Drexel, including, but not limited to, the drawings, plans, and computer source code mentioned above. As a result of this sale, NMT shall own the Intellectual Property and be entitled to exercise all rights of ownership, including, without limitation, the right to develop further and different applications and products which shall be beyond the scope of this Agreement, including combining the Intellectual Property with other technologies which may be patented in such combinations which shall be free of any interest or claim of Drexel.

ARTICLE 3 - Fees and Royalties

The parties agree that NMT’s obligations to made payments due under this Agreement shall cease when it has paid to Drexel a cumulative total of four million dollars ($4,000,000.00) in royalty payments, sublicense initiation fees and any other such consideration due to Drexel under the terms of this Agreement (the “Total Payment”). Upon payment of the Total Payment as provided herein, all residual and security interests of Drexel in the Intellectual Property shall cease and terminate.

a)  In partial consideration for the sale of the assignment of the Intellectual Property, NMT shall pay, to Drexel, the sum of Eighty-six Thousand Five Hundred Sixty-five ($86,565.00) Dollars as an advance against royalties due Drexel. This sum shall be paid concurrent with  the execution of this Agreement.

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b)  In further consideration for the sale of the Intellectual Property, NMT shall pay to Drexel:

a)
A non-refundable minimum quarterly royalty of twelve thousand five hundred dollars ($12,500) beginning on January 1, 2004 and continuing on the first day of each calendar quarter thereafter (April 1, July 1, October 1, January 1). The minimum quarterly royalty payment paid hereunder shall serve as an advance payment against the Total Payment.

b)
In further consideration for this Agreement to be applied to the Total Payment, NMT shall pay to Drexel a royalty of two and one-half percent (2.5%) of the Net Sales of Covered Products made, made for, used or sold by NMT, its affiliates and/or sublicensees. Payments are due to Drexel during the calendar quarter in which NMT receives payment from its customer, affiliate and/or sublicensees.

c)
In addition, NMT shall pay to Drexel ten percent (10.0%) of any Sublicense initiation fee paid by each Sublicensee of the Assignment Agreement to be credited towards the Total Payment. Payments are due to Drexel during the calendar quarter in which NMT receives payment from its sublicensee. If any of the sublicense fee paid by the sublicensee shall be in the form of non-publicly traded equity, the parties agree that they shall place Drexel’s portion of the sublicense initiation fee into escrow. All dividends and sale proceeds relating to the holdings of the escrow agreement shall be paid to Drexel as they are converted to cash or a readily marketable security.

c)  No Covered Product shall be subject to more than one assessment of the royalty set forth above.

d)  Royalty Reports and Records. NMT shall deliver to Drexel, within forty-five (45) days after the end of each calendar quarter, a written report, setting forth the number of Covered Products sold in the applicable quarter, and accompanied by payment of the royalty due. The obligation to provide such reports shall continue until NMT shall have paid the Total Payment.

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e)   NMT shall maintain complete and accurate books and records that enable the royalties payable under this Agreement to be verified. Upon reasonable prior notice to NMT, NMT shall provide Drexel with access to all books and records relating to the sales of Covered Products by NMT, to conduct a review or audit of those books and records. Access to NMT’s books and records shall be made available not more than once each calendar year, during normal business hours. If it is determined that NMT has underpaid any royalty due by ten percent (10%) or more, then NMT shall pay to Drexel promptly the costs and expenses of Drexel and its accountants in connection with their review or audit, in addition to such underpayment. The obligation to provide access to books and records shall expire at the time NMT shall have paid the Total Payment.

g)    All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to Drexel under this Agreement shall be made in United States dollars by check or wire transfer payable to Drexel University.

h)   Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month or part thereof (or the maximum allowed by law, if less).

ARTICLE 4 - Limited Warranties and Representations

Except as otherwise provided in this Agreement, Drexel is selling and NMT is buying the Intellectual Property on an “as is” basis, without warranty of any kind, express or implied. Drexel shall not be liable for any direct, consequential, punitive or other damage suffered by NMT resulting from the Intellectual Property.

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Notwithstanding the foregoing, and as an inducement to NMT to enter into this Agreement, Drexel warrants and represents that it is the sole owner of the Intellectual Property and that it has not encumbered, pledged, assigned or sold the Intellectual Property to any other party such that no party other than Drexel has any interest in the Intellectual Property. Drexel further represents and warrants that it has the right to enter into this Agreement and that all necessary approvals and actions have been given, taken and obtained such that full unencumbered title to the Intellectual Property is hereby conveyed to NMT. Drexel agrees to indemnify, defend and hold NMT harmless from and against any claims of any nature, including attorney fees and costs, arising from any breach of the foregoing warranties and representations. These representations and warranties do not apply to any transactions or occurrences involving Wantagh, Inc., Renaissance Technologies, Inc., New Renaissance Technologies, Inc, or Renaissance SET, LLC.

NMT agrees to obtain product liability insurance, relating to the sale of Covered Products, and to maintain such insurance in force as long as such products are sold. NMT agrees that it will obtain a product liability policy having a limit of $2,000,000 per occurrence, and that it will name Drexel as an additional insured party on its product liability insurance policy. NMT shall not be liable to Drexel beyond the coverage of such product liability insurance policy.

ARTICLE 5 - Use of Technology for Research Purposes

NMT hereby grants a nonexclusive limited license to Drexel to use the Intellectual Property for educational and research purposes only. Drexel hereby grants NMT a first right of refusal for the purchase of any additional technologies, patents or other intellectual properties that are developed as a result of this license.

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ARTICLE 6 - Recordable Version of Assignment

Drexel agrees to contemporaneously execute an assignment and sale document in a form acceptable to NMT which refers to this Agreement but which does not repeat all of its contents, which document shall be suitable for recording in the U.S. Patent & Trademark Office or in any foreign patent office.

ARTICLE 7 - Termination

a)	Drexel may terminate this Agreement if any of the following events of default (“Default”) occur:

1)
NMT is more than thirty (30) days late in paying to Drexel royalties as defined in Article 3, NMT does not pay Drexel undisputed amounts in full within Thirty (30) days after receipt of a written demand for payment from Drexel;

2)	NMT breaches this Agreement and does not cure the breach within sixty (60) days after written notice of the breach, providing the breach has not been stayed by a court of competent jurisdiction.

b)  Effect of Termination. In the event of a termination under Article 7.a hereof, all duties of Drexel and all rights (but not duties) of NMT under this Agreement shall immediately terminate without the necessity of any action being taken by Drexel. Upon and after any termination of this Agreement, NMT shall immediately convey its entire right, title and interests

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c)  Security Interest in the Intellectual Property. To secure the complete and timely payment and satisfaction of all royalty obligations of NMT under this Agreement, NMT hereby grants to Drexel a security interest, effective immediately, in NMT’s entire right, title and interest in and to the Intellectual Property. In addition to any rights or remedies provided for under this Agreement, Drexel shall have all of the rights and remedies of a secured party under the Uniform Commercial Code. NMT shall execute and deliver to Drexel such UCC-1 and UCC-3 or other documents as may be reasonably necessary to perfect Drexel’s security interest in such. Upon the payment of the Total Payment as specified in Article 3, Drexel’s security interest (and all other interests of any kind, if any) in the Intellectual Property shall terminate and cease and Drexel shall execute any documents deemed necessary by NMT to effectuate a release and termination of any such security or other interest. Drexel hereby grants to NMT its irrevocable power of attorney to execute in Drexel’s name all such documents as NMT deems reasonably necessary to so terminate and such security or other interest in any jurisdiction.

ARTICLE 8 - Assignments and Sales

NMT shall have the right without the approval of Drexel to sublicense the Intellectual Property as it deems fit. However, NMT shall not pledge, mortgage, grant a security interest in or otherwise encumber its titles, rights and interests in the patents or under this Agreement to any third party while the Total Payments remain unpaid without Drexel’s prior written approval which cannot be withheld providing that Drexel remains in the first lien position, and will not be unreasonably withheld under circumstances wherein Drexel does not remain in the first lien position. Once the Total Payment has been paid, Drexel’s right to approve any sale or transfer of the Intellectual Property shall terminate.

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ARTICLE 9 - General Provisions

a)  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

b)  All communications between the parties shall be delivered in person or sentovernight delivery by overnight courier or by certified or registered mail, return receipt requested, and shall be deemed to have been given when hand-delivered one (1) day after mailing when mailed by overnight courier, or five (5) days after mailing by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to Drexel:
Office of Technology Development
Drexel University
3201 Arch Street, Suite 100
Philadelphia, Pennsylvania 19104
Attention: Vice President for Research

With a required copy to:

Office of the General Counsel
3141 Chestnut Street
Philadelphia, Pennsylvania 19104
Attention: General Counsel

If to NMT:

Mark McAlpine, Esq.
Vice President and General Counsel
Noninvasive Medical Technologies, LLC
In care of:
McAlpine & McAlpine, PC
3201 University Drive
Suite 100
Auburn Hills, MI 48326

or to such other names or addresses as NMT or Drexel, as the case may be, shall designate.

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c)  This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions of any jurisdiction.

d)  Any dispute arising out of or in connection with this Agreement shall be resolved by binding arbitration in accordance with the then current commercial arbitration rules of the American Arbitration Association (“AAA”), the arbitration to be held in Philadelphia, Pennsylvania. The parties agree to first mediate their dispute under the AAA’s then current mediation rules as a precondition to proceeding into arbitration. The cost of arbitration, as well as any attorney fees incurred by the parties, shall be borne as determined by the arbitrators to be just and reasonable. The decision of the arbitrators shall be final and binding and enforceable by any court of competent jurisdiction.

e)  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

f)  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement. The attached Exhibit A is hereby incorporated in this Agreement and made a part hereof.

g)  This Agreement embodies the entire agreement and understanding among the parties hereto and thereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.

h)  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

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i)  In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided that if the final day of any time period falls on a Saturday, Sunday or holiday on which Federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

Drexel University

By:	/s/ Dr. Aneal Rastogi

Noninvasive Medical Technologies, LLC

By:	/s/ Ronald McCaughan
Ronald McCaughan, Chief Executive Officer

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Exhibit A

Patents:

5443073 issued 8/22/95

5423326 issued 6/13/95

5309917 issued 5/10/94

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